4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports Second Quarter
Net Earnings of $3 Million and EBITDA of $275 Million;
Adjusted Net Earnings of $23 Million and Adjusted EBITDA of $303 Million

Company Achieved Record Sales and Production Volumes
$2.0 Billion Cash on Balance Sheet
Global Nitrogen Tradeflows Transitioning, North America Pricing Affected Most

DEERFIELD, IL—August 2, 2017—CF Industries Holdings, Inc. (NYSE: CF), the global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its second quarter ended June 30, 2017.

Second Quarter Highlights

•	Net earnings of $3 million, or $0.01 per diluted share; adjusted net earnings(1) of $23 million or $0.10 per diluted share(1)

•	EBITDA(2) of $275 million; adjusted EBITDA(2) of $303 million

•	Highest sales volume in company's history, exceeding five million tons in a quarter for first time

•	Largest quarterly production volume in company's history

•	Start-up of 400ktpa diesel exhaust fluid unit (urea equivalent) at Donaldsonville Nitrogen Complex

•	Received approximately $815 million in federal tax refunds

Overview of Results

CF Industries Holdings, Inc., today announced second quarter 2017 net earnings attributable to common stockholders of $3 million, or $0.01 per diluted share, and adjusted net earnings of $23 million, or $0.10 per diluted share. Second quarter 2017 EBITDA was $275 million, and adjusted EBITDA was $303 million. These results compare to second quarter 2016 net earnings attributable to common stockholders of $47 million, or $0.20 per diluted share; adjusted net earnings for the second quarter 2016 of $77 million, or $0.33 per diluted share; EBITDA of $329 million; and adjusted EBITDA of $342 million. Second quarter 2017 results include a realized loss on natural gas hedges of $4 million, compared to a realized loss on natural gas hedges of $61 million for the second quarter of 2016.

“The CF team delivered outstanding operational performance during the second quarter," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. "We ran our plants safely and at high utilization rates, sold record volumes and delivered cost efficiencies in the head office and across the manufacturing and distribution system. Our focus on execution is particularly critical during the current challenging market environment."

_________________________________________________________________________

(1)	See reconciliations of adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Manufacturing Operations

CF Industries' manufacturing network operated efficiently and continued its focus on safety during the second quarter of 2017. As of June 30, 2017, CF Industries' 12-month rolling average recordable incident rate was 0.91 incidents per 200,000 work hours, well below industry averages.

Second quarter production levels were the highest in the history of the company. Gross ammonia production during the second quarter of 2017 was 2.7 million tons, 33 percent higher than in the second quarter of 2016. The CF system operated at a high utilization rate, including the new Port Neal ammonia plant, which ran at more than 115 percent of nameplate capacity in the second quarter.

During the quarter, the company successfully started up a 400,000 tons per year diesel exhaust fluid unit (urea equivalent) at the Donaldsonville Nitrogen Complex. The new plant brings additional flexibility to Donaldsonville's product mix, and allows the company to pursue additional customer demand in the growing use of nitrogen for emission control applications.

Sales Overview

Sales volumes for the quarter were significantly higher compared to the second quarter of 2016 as the company's production increased with additional production capacity at the Donaldsonville and Port Neal Nitrogen Complexes.

Net sales in the second quarter of 2017 decreased to $1,124 million from $1,134 million in the same period last year as record sales volumes were offset by lower average selling prices across most segments.

Global nitrogen prices in the second quarter were lower year-over-year due to recent worldwide capacity expansions. Prices in North America were pressured further by a high level of imports that arrived in the first quarter and unfavorable weather in March and April that delayed fertilizer purchases and applications. Additionally, CF's sales in the quarter included a higher proportion of lower-priced ammonia and urea ammonium nitrate (UAN) export sales than the prior year.

The company's average selling price for ammonia was $338 per ton in the second quarter of 2017 compared to $411 per ton in the second quarter of 2016. The average selling price for urea was $212 per ton in the second quarter of 2017 compared to $247 per ton in the second quarter of 2016, and the average selling price for UAN was $175 per ton in the second quarter of 2017 compared to $202 per ton in the second quarter of 2016.

Cost of sales per ton increased 42 percent in the second quarter of 2017 compared to the second quarter of 2016, and increased 19 percent for the first six months of 2017 compared to the first six months of 2016, due to the impact of the unrealized net mark-to-market loss on natural gas derivatives in the second quarter of 2017 compared to a gain in the same quarter of 2016, higher realized gas costs and increased depreciation and amortization. Controllable cost of sales, defined as non-gas cash costs (maintenance, labor, electricity, other raw materials, transportation and distribution, and other plant costs), which excludes the impact of natural gas, derivatives and depreciation and amortization, decreased $28 million, or 15 percent per ton,(3) in the second quarter of 2017 compared to 2016, and $45 million, or 17 percent per ton, year-to-date, as a result of the company's targeted cost reduction initiatives and increases in volume.

In the second quarter of 2017, the average cost of natural gas reflected in cost of sales for the company was $3.39 per MMBtu, which includes a realized loss of $0.04 per MMBtu on natural gas hedges totaling $4 million. This compares to the average cost of natural gas in cost of sales of $2.85 per MMBtu for the second quarter of 2016, which included a realized loss of $0.75 per MMBtu on natural gas hedges totaling $61 million. During the second quarter of 2017, the average price of natural gas at Henry Hub in North America was $3.05 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $4.85 per MMBtu.

Additionally, the company recorded an unrealized net mark-to-market loss on natural gas derivatives of $18 million in the second quarter of 2017 compared to an unrealized net mark-to-market gain on natural gas derivatives of $211 million in the second quarter of 2016. The company did not enter into any additional natural gas hedges in the second quarter of 2017.
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(3) See reconciliation of controllable cost of sales and controllable cost of sales per ton to the most directly comparable GAAP measures in the tables accompanying this release.

Outlook

CF expects nitrogen pricing to be challenged through the remainder of 2017 and into 2018 as the global marketplace continues to adapt to the significant capacity increases of recent years.

This transition suggests global tradeflows will re-align, which is beginning to happen. Marginal producers in China are supplying less product to the global marketplace, a trend that CF expects to continue. Urea exports from China totaled 2.8 million metric tons through June, a decline of 46 percent from the same period in 2016. Published operating rates in China during the second quarter of 2017 were approximately 60 percent.

Additionally, over the last year, multiple industry participants outside of China have announced price-driven curtailments and reduced exports. These announcements, which have affected tradeflows not only in urea but also in ammonia and UAN, have occurred in Eastern Europe, Russia, South Asia and Ukraine.

North America, which will be import-dependent for the foreseeable future, is seeing changes to its tradeflows as well. Urea and UAN imports through May are down 22 percent and 10 percent respectively. These declines, while significant, are not as large as would be expected given recent North American capacity additions. In fact, due to high import levels in the first quarter, many shipments that arrived after April did not enter distribution channels. This contributed to urea barge prices in New Orleans averaging $30 per ton below international parity during the quarter and breaking through 2016 lows in June. Prices subsequently rebounded slightly in July as some of this oversupply was re-exported to other destinations. However, with North America entering what is typically its period of lowest demand and prices, new pricing lows could be reached should substantial imports arrive in the third quarter.

Longer term, global supply growth will slow. CF expects a net 6.2 million metric tons of nameplate urea capacity to start-up in 2017 and 2018. After 2018, the rate of net new capacity growth is expected to fall below the long-term annual nitrogen demand growth rate of approximately two percent, helping to tighten the global supply and demand balance going forward.

Capital Expenditures

New capital expenditures for 2017 are expected to be approximately $400 million. Additionally, as of June 30, 2017, the company had approximately $175 million in costs accrued but yet unpaid for work completed in 2016 related to the capacity expansion projects. Most of this unpaid amount is the subject of disputes between the company and certain contractors and vendors. Actual cash expenditures for 2017 will reflect any payments for these capacity expansion project amounts if or when they are made.

Liquidity

As of June 30, 2017, the company had cash and cash equivalents of $2.0 billion on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

In June, the company announced that it had received federal tax refunds of approximately $815 million due to the carryback of certain federal tax losses from the 2016 tax year to prior periods. These tax losses are primarily related to accelerated tax depreciation of the company’s capacity expansion projects that were placed in service in 2016. The receipt of the federal tax refunds was earlier than the previously stated expectations, which had been the third quarter of 2017. The company intends to use the proceeds to fund the payment of $800 million in debt coming due in 2018.

CHS Inc. Distribution

On July 31, 2017, the Board of Managers of CF Industries Nitrogen, LLC approved a semi-annual distribution payment to CHS Inc. of $59 million for the distribution period ended June 30, 2017. The distribution was paid on July 31, 2017.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,124	$1,134	$2,161	$2,138
Cost of sales	952	607	1,883	1,394
Gross margin	$172	$527	$278	$744

Gross margin percentage	15.3%	46.5%	12.9%	34.8%

Net earnings (loss) attributable to common stockholders	$3	$47	$(20)	$73
Adjusted net earnings (1)	$23	$77	$34	$170

Net earnings (loss) per diluted share	$0.01	$0.20	$(0.09)	$0.31
Adjusted net earnings per diluted share(1)	$0.10	$0.33	$0.15	$0.72

EBITDA(1)	$275	$329	$493	$536
Adjusted EBITDA(1)	$303	$342	$575	$642

Tons of product sold (000s)	5,046	4,557	9,791	8,608

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.35	$2.10	$3.50	$2.29
Realized derivatives loss in cost of sales(3)	0.04	0.75	0.01	0.77
Cost of natural gas in cost of sales	$3.39	$2.85	$3.51	$3.06

Average daily market price of natural gas (per MMBtu):
Henry Hub	$3.05	$2.10	$3.02	$2.04
National Balancing Point UK	$4.85	$4.50	$5.43	$4.43

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$18	$(211)	$71	$(190)

Depreciation and amortization	$217	$181	$422	$327
Capital expenditures	$91	$703	$185	$1,379

Production volume by product tons (000s):
Ammonia(4)	2,656	1,991	5,164	3,994
Granular urea	1,236	808	2,238	1,627
UAN (32%)	1,722	1,771	3,539	3,289
AN	459	386	1,001	817
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(1)	See reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

During the three and six months ended June 30, 2017 and 2016, certain significant items impacted our financial results. The following table outlines these significant items and how they impacted the comparability of our financial results during these periods. During the three months ended June 30, 2017 and 2016, we reported net earnings attributable to common stockholders of $3 million and $47 million, respectively. During the six months ended June 30, 2017 and 2016, we reported net (loss) earnings attributable to common stockholders of $(20) million and $73 million, respectively.

	Three months ended June 30,				Six months ended June 30,
	2017		2016		2017		2016
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Depreciation and amortization(1)	$217	$137	$181	$114	$422	$265	$327	$205
Unrealized net mark-to-market loss (gain) on natural gas derivatives(2)	18	11	(211)	(132)	71	44	(190)	(119)
Transaction costs(3)	—	—	165	84	—	—	179	96
Loss on foreign currency transactions including intercompany loans(4)(5)	1	1	38	37	1	1	83	81
Capacity expansion project expenses(4)	—	—	19	12	—	—	35	22
Equity method investment tax contingency accrual(6)	7	7	—	—	7	7	—	—
Financing costs related to bridge loan commitment fee(7)	—	—	28	18	—	—	28	18
Strategic Venture with CHS:
Noncontrolling interest(8)	15	15	23	23	23	23	40	40
Loss on embedded derivative(4)(9)	2	1	—	—	3	2	—	—
Total Impact of Significant Items	$260	$172	$243	$156	$527	$342	$502	$343
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(1)	Included primarily in cost of sales and selling, general and administrative expenses in our consolidated statements of operations.

(2)	Included in cost of sales in our consolidated statements of operations.

(3)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(4)	Included in other operating—net in our consolidated statements of operations.

(5)	Primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(6)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in losses of operating affiliates in our consolidated statements of operations.

(7)	Included in interest expense in our consolidated statements of operations.

(8)	Included in net earnings attributable to noncontrolling interests in our consolidated statements of operations.

(9)	Represents the change in fair value of the embedded derivative included within the terms of the company's strategic venture with CHS.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$389	$358	$671	$625
Cost of sales	302	152	567	356
Gross margin	$87	$206	$104	$269

Gross margin percentage	22.4%	57.5%	15.5%	43.0%

Sales volume by product tons (000s)	1,152	870	2,072	1,607
Sales volume by nutrient tons (000s)(1)	945	713	1,699	1,318

Average selling price per product ton	$338	$411	$324	$389
Average selling price per nutrient ton(1)	412	502	395	474

Gross margin per product ton	$76	$237	$50	$167
Gross margin per nutrient ton(1)	92	289	61	204

Adjusted gross margin(2):
Gross margin	$87	$206	$104	$269
Depreciation and amortization	49	19	93	40
Unrealized net mark-to-market loss (gain) on natural gas derivatives	6	(69)	23	(62)
Adjusted gross margin	$142	$156	$220	$247
Adjusted gross margin as a percent of net sales	36.5%	43.6%	32.8%	39.5%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 second quarter periods:

•
Ammonia sales volume increased for the second quarter of 2017 compared to the second quarter of 2016 due to additional production volume from the new capacity expansions at the company's Donaldsonville and Port Neal Nitrogen Complexes.

•	Ammonia average selling prices decreased primarily due to greater global nitrogen supply availability.

•
Ammonia gross margin per ton decreased in the second quarter of 2017 compared to the second quarter of 2016 due to a $6 million unrealized net mark-to-market loss on natural gas derivatives compared to a $69 million unrealized net mark-to-market gain in the prior year period; lower average selling prices; an increase in realized natural gas costs; and a $30 million increase in depreciation primarily related to the new Donaldsonville and Port Neal ammonia plants. These were partially offset by targeted cost reduction initiatives and the effects of increased volumes.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$259	$240	$497	$475
Cost of sales	235	118	448	293
Gross margin	$24	$122	$49	$182

Gross margin percentage	9.3%	50.8%	9.9%	38.3%

Sales volume by product tons (000s)	1,221	972	2,179	1,891
Sales volume by nutrient tons (000s)(1)	561	447	1,002	870

Average selling price per product ton	$212	$247	$228	$251
Average selling price per nutrient ton(1)	462	537	496	546

Gross margin per product ton	$20	$126	$22	$96
Gross margin per nutrient ton(1)	43	273	49	209

Adjusted gross margin(2):
Gross margin	$24	$122	$49	$182
Depreciation and amortization	67	25	120	50
Unrealized net mark-to-market loss (gain) on natural gas derivatives	5	(55)	19	(49)
Adjusted gross margin	$96	$92	$188	$183
Adjusted gross margin as a percent of net sales	37.1%	38.3%	37.8%	38.5%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 second quarter periods:

•	Granular urea sales volume increased for the quarter primarily due to additional production volume from the new capacity expansion at the company's Port Neal Nitrogen Complex.

•	Granular urea average selling price per ton decreased due to greater global nitrogen supply availability.

•
Granular urea gross margin per ton decreased due to a $5 million unrealized net mark-to-market loss on natural gas derivatives compared to a $55 million unrealized net mark-to-market gain in the prior year period; lower average selling prices; a $42 million increase in depreciation and amortization primarily associated with the new Port Neal urea plant; and an increase in realized natural gas costs. These were partially offset by targeted cost reduction initiatives and the effects of increased volumes.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$286	$370	$603	$679
Cost of sales	248	197	530	428
Gross margin	$38	$173	$73	$251

Gross margin percentage	13.3%	46.8%	12.1%	37.0%

Sales volume by product tons (000s)	1,631	1,832	3,480	3,284
Sales volume by nutrient tons (000s)(1)	516	577	1,100	1,034

Average selling price per product ton	$175	$202	$173	$207
Average selling price per nutrient ton(1)	554	641	548	657

Gross margin per product ton	$23	$94	$21	$76
Gross margin per nutrient ton(1)	74	300	66	243

Adjusted gross margin(2):
Gross margin	$38	$173	$73	$251
Depreciation and amortization	56	59	121	117
Unrealized net mark-to-market loss (gain) on natural gas derivatives	5	(65)	21	(59)
Adjusted gross margin	$99	$167	$215	$309
Adjusted gross margin as a percent of net sales	34.6%	45.1%	35.7%	45.5%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 second quarter periods:

•	UAN sales volume decreased in the second quarter of 2017 as unfavorable weather in North America resulted in late planting and delayed UAN purchases and applications.

•	UAN average selling price per ton decreased due to greater global nitrogen supply availability.

•
UAN gross margin per ton decreased in the second quarter of 2017 compared to the second quarter of 2016 due to a $5 million unrealized net mark-to-market loss on natural gas derivatives compared to a $65 million unrealized net mark-to-market gain in the prior year period; lower average selling prices; and an increase in realized natural gas costs. These were partially offset by targeted cost reduction initiatives.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$112	$90	$237	$215
Cost of sales	102	90	208	202
Gross margin	$10	$—	$29	$13

Gross margin percentage	8.9%	—%	12.2%	6.0%

Sales volume by product tons (000s)	539	453	1,107	1,011
Sales volume by nutrient tons (000s)(1)	183	154	374	342

Average selling price per product ton	$208	$199	$214	$213
Average selling price per nutrient ton(1)	612	584	634	629

Gross margin per product ton	$19	$—	$26	$13
Gross margin per nutrient ton(1)	55	—	78	38

Adjusted gross margin(2):
Gross margin	$10	$—	$29	$13
Depreciation and amortization	21	28	40	50
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(9)	3	(8)
Adjusted gross margin	$32	$19	$72	$55
Adjusted gross margin as a percent of net sales	28.6%	21.1%	30.4%	25.6%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 second quarter periods:

•	AN sales volume increased in the second quarter of 2017 compared to the second quarter of 2016 due to a new long-term AN supply agreement that commenced in 2017.

•	AN average selling price per ton increased in the second quarter of 2017 compared to the second quarter of 2016 due primarily to the long-term AN supply agreement that commenced in 2017.

•
AN gross margin per ton increased due to higher average selling prices, costs in the second quarter of 2016 related to the completion of the reconfiguration at the Yazoo City complex, targeted cost reduction initiatives and the effects of increased volumes partially offset by a $1 million unrealized net mark-to-market loss on natural gas derivatives compared to a $9 million unrealized net mark-to-market gain in the prior year period and an increase in realized natural gas costs.

•	AN segment adjusted gross margin increased in the second quarter of 2017 and year-to-date compared to these periods in 2016.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$78	$76	$153	$144
Cost of sales	65	50	130	115
Gross margin	$13	$26	$23	$29

Gross margin percentage	16.7%	34.2%	15.0%	20.1%

Sales volume by product tons (000s)	503	430	953	815
Sales volume by nutrient tons (000s)(1)	100	84	188	157

Average selling price per product ton	$155	$177	$161	$177
Average selling price per nutrient ton(1)	780	905	814	917

Gross margin per product ton	$26	$60	$24	$36
Gross margin per nutrient ton(1)	130	310	122	185

Adjusted gross margin(2):
Gross margin	$13	$26	$23	$29
Depreciation and amortization	13	12	25	22
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(13)	5	(12)
Adjusted gross margin	$27	$25	$53	$39
Adjusted gross margin as a percent of net sales	34.6%	32.9%	34.6%	27.1%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 second quarter periods:

•
Other segment volume increased in the second quarter of 2017 due primarily to higher year-over-year sales of DEF as the company continues to grow its North American DEF business. This was partially offset by lower nitric acid and NPK sales compared to the prior year period.

•	Other segment average selling price per ton decreased due primarily to greater global nitrogen supply availability.

•
Other segment gross margin per ton decreased due to a $1 million unrealized net mark-to-market loss on natural gas derivatives compared to a $13 million unrealized net mark-to-market gain in the prior year period; lower average selling prices; and an increase in realized natural gas costs.

•	Other segment adjusted gross margin increased in the second quarter of 2017 and year-to-date compared to these periods in 2016.

Dividend Payment

On July 25, 2017, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on August 31, 2017 to stockholders of record as of August 15, 2017.

Conference Call

CF Industries will hold a conference call to discuss its second quarter 2017 results at 9:00 a.m. ET on Thursday, August 3, 2017. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in Canada, the United Kingdom and the United States, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, adjusted net earnings per diluted share, controllable cost of sales, and controllable cost of sales per ton, and, on a segment basis, adjusted gross margin and adjusted gross margin as a percent of net sales, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, adjusted net earnings per diluted share, adjusted gross margin, adjusted gross margin as a percent of net sales, controllable cost of sales and controllable cost of sales per ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net earnings, adjusted net earnings per diluted share, controllable cost of sales, and controllable cost of sales per ton to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin and adjusted gross margin as a percent of net sales to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company's senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with the Company’s ability to utilize its tax net operating losses and other tax assets, including the risk that the use of such tax benefits is limited by an “ownership change” (as defined under the Internal Revenue Code and related Internal Revenue Service pronouncements); risks associated with changes in tax laws and disagreements with taxing authorities; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(in millions, except per share amounts)
Net sales	$1,124	$1,134	$2,161	$2,138
Cost of sales	952	607	1,883	1,394
Gross margin	172	527	278	744
Selling, general and administrative expenses	49	52	95	97
Transaction costs	—	165	—	179
Other operating—net	10	63	16	124
Total other operating costs and expenses	59	280	111	400
Equity in losses of operating affiliates	(6)	(9)	(3)	(9)
Operating earnings	107	238	164	335
Interest expense	80	61	160	99
Interest income	(2)	(1)	(3)	(2)
Other non-operating—net	—	—	—	(2)
Earnings before income taxes	29	178	7	240
Income tax provision (benefit)	5	95	(8)	110
Net earnings	24	83	15	130
Less: Net earnings attributable to noncontrolling interests	21	36	35	57
Net earnings (loss) attributable to common stockholders	$3	$47	$(20)	$73

Net earnings (loss) per share attributable to common stockholders:
Basic	$0.01	$0.20	$(0.09)	$0.31
Diluted	$0.01	$0.20	$(0.09)	$0.31
Weighted-average common shares outstanding:
Basic	233.5	233.3	233.2	233.2
Diluted	233.7	233.5	233.2	233.5

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2017	December 31, 2016
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,001	$1,164
Restricted cash	4	5
Accounts receivable—net	282	236
Inventories	325	339
Prepaid income taxes	34	841
Other current assets	29	70
Total current assets	2,675	2,655
Property, plant and equipment—net	9,441	9,652
Investments in affiliates	120	139
Goodwill	2,360	2,345
Other assets	340	340
Total assets	$14,936	$15,131

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$616	$638
Income taxes payable	—	1
Customer advances	5	42
Current portion of long-term debt	797	—
Other current liabilities	23	5
Total current liabilities	1,441	686
Long-term debt	4,986	5,778
Deferred income taxes	1,632	1,630
Other liabilities	487	545
Equity:
Stockholders' equity	3,270	3,348
Noncontrolling interests	3,120	3,144
Total equity	6,390	6,492
Total liabilities and equity	$14,936	$15,131

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(in millions)
Operating Activities:
Net earnings	$24	$83	$15	$130
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	217	181	422	327
Deferred income taxes	8	839	(8)	875
Stock-based compensation expense	4	5	8	9
Unrealized net loss (gain) on natural gas and foreign currency derivatives	18	(207)	71	(189)
Unrealized loss on embedded derivative	2	—	3	—
Loss on disposal of property, plant and equipment	—	1	1	4
Undistributed losses of affiliates—net of taxes	11	5	6	1
Changes in:
Accounts receivable—net	(26)	20	(35)	24
Inventories	25	65	10	81
Accrued and prepaid income taxes	811	(650)	806	(673)
Accounts payable and accrued expenses	(17)	(61)	(12)	(67)
Customer advances	(179)	(214)	(37)	(149)
Other—net	(67)	33	(63)	73
Net cash provided by operating activities	831	100	1,187	446
Investing Activities:
Additions to property, plant and equipment	(91)	(703)	(185)	(1,379)
Proceeds from sale of property, plant and equipment	4	—	12	2
Distributions received from unconsolidated affiliates	6	—	6	—
Proceeds from sale of auction rate securities	9	—	9	—
Withdrawals from restricted cash funds	—	5	1	16
Other—net	—	2	—	3
Net cash used in investing activities	(72)	(696)	(157)	(1,358)
Financing Activities:
Proceeds from short-term borrowings	—	—	—	150
Payments of short-term borrowings	—	—	—	(150)
Financing fees	—	(5)	—	(5)
Dividends paid on common stock	(70)	(70)	(140)	(140)
Issuance of noncontrolling interest in CFN	—	—	—	2,800
Distributions to noncontrolling interests	(5)	(7)	(59)	(20)
Net cash (used in) provided by financing activities	(75)	(82)	(199)	2,635
Effect of exchange rate changes on cash and cash equivalents	5	(3)	6	(1)
Increase (decrease) in cash and cash equivalents	689	(681)	837	1,722
Cash and cash equivalents at beginning of period	1,312	2,689	1,164	286
Cash and cash equivalents at end of period	$2,001	$2,008	$2,001	$2,008

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings (loss), net earnings (loss) per ton and net earnings (loss) as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense (income)—net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests. The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(in millions)
Net earnings (loss) attributable to common stockholders	$3	$47	$(20)	$73
Interest expense (income)—net	78	60	157	97
Income tax provision (benefit)	5	95	(8)	110
Depreciation and amortization	217	181	422	327
Less: other adjustments	(28)	(54)	(58)	(71)
EBITDA	275	329	493	536
Unrealized net mark-to-market loss (gain) on natural gas derivatives	18	(211)	71	(190)
Transaction costs(1)	—	165	—	179
Loss on foreign currency transactions including intercompany loans(2)	1	38	1	83
Capacity expansion project expenses	—	19	—	35
Equity method investment tax contingency accrual(3)	7	—	7	—
Loss on embedded derivative(4)	2	—	3	—
Loss (gain) on foreign currency derivatives	—	2	—	(1)
Total adjustments	28	13	82	106
Adjusted EBITDA	$303	$342	$575	$642

Net sales	$1,124	$1,134	$2,161	$2,138
Tons of product sold (000s)	5,046	4,557	9,791	8,608

Net earnings (loss) as a percent of net sales	0.3%	4.1%	(0.9)%	3.4%
Net earnings (loss) per ton	$0.59	$10.31	$(2.04)	$8.48
EBITDA as a percent of net sales	24.5%	29.0%	22.8%	25.1%
EBITDA per ton	$54.50	$72.20	$50.35	$62.27
Adjusted EBITDA as a percent of net sales	27.0%	30.2%	26.6%	30.0%
Adjusted EBITDA per ton	$60.05	$75.05	$58.73	$74.58
_______________________________________________________________________________

(1)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(2)
Loss on foreign currency transactions including intercompany loans primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(3)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in losses of operating affiliates in our consolidated statements of operations.

(4)	Represents the change in fair value of the embedded derivative included within the terms of the company's strategic venture with CHS.

Reconciliation of net earnings (loss) attributable to common stockholders and net earnings (loss) per diluted share attributable to common stockholders (GAAP measures) to adjusted net earnings and adjusted net earnings per diluted share (non-GAAP measures), as applicable:
Adjusted net earnings is defined as net earnings (loss) attributable to common stockholders adjusted with the impacts of the selected items included in net earnings (loss) as summarized in the table below. The company has presented adjusted net earnings and adjusted net earnings per diluted share because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(in millions)
Net earnings (loss) attributable to common stockholders	$3	$47	$(20)	$73
Unrealized net mark-to-market loss (gain) on natural gas derivatives	18	(211)	71	(190)
Transaction costs(1)	—	165	—	179
Loss on foreign currency transactions including intercompany loans(2)	1	38	1	83
Capacity expansion project expenses	—	19	—	35
Equity method investment tax contingency accrual(3)	7	—	7	—
Loss on embedded derivative(4)	2	—	3	—
Loss (gain) on foreign currency derivatives	—	2	—	(1)
Financing costs related to bridge loan commitment fee(5)	—	28	—	28
Income tax adjustments(6)	(8)	(11)	(28)	(37)
Total adjustments	20	30	54	97
Adjusted net earnings	$23	$77	$34	$170

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net earnings (loss) per diluted share attributable to common stockholders	$0.01	$0.20	$(0.09)	$0.31
Unrealized net mark-to-market loss (gain) on natural gas derivatives	0.08	(0.90)	0.30	(0.81)
Transaction costs(1)	—	0.71	—	0.76
Loss on foreign currency transactions including intercompany loans(2)	0.01	0.16	0.01	0.35
Capacity expansion project expenses	—	0.08	—	0.15
Equity method investment tax contingency accrual(3)	0.03	—	0.03	—
Loss on embedded derivative(4)	0.01	—	0.01	—
Loss on foreign currency derivatives	—	0.01	—	—
Financing costs related to bridge loan commitment fee(5)	—	0.12	—	0.12
Income tax adjustments(6)	(0.04)	(0.05)	(0.11)	(0.16)
Total adjustments	0.09	0.13	0.24	0.41
Adjusted net earnings per diluted share	$0.10	$0.33	$0.15	$0.72
_______________________________________________________________________________

(1)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(2)
Loss on foreign currency transactions including intercompany loans primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(3)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in losses of operating affiliates in our consolidated statements of operations.

(4)	Represents the change in fair value of the embedded derivative included within the terms of the company's strategic venture with CHS.

(5)	Not included in the calculation of EBITDA.

(6)	Represents the adjustment to the GAAP basis tax provision reflecting the tax impact of the other non-GAAP adjustments.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of cost of sales and cost of sales per ton (GAAP measures) to controllable cost of sales and controllable cost of sales per ton (non-GAAP measures), as applicable:
Controllable cost of sales is defined as cost of sales adjusted for natural gas costs, realized and unrealized losses (gains) on natural gas derivatives, and depreciation and amortization. The company has presented controllable cost of sales and controllable cost of sales per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(in millions)
Cost of sales	$952	$607	$1,883	$1,394
Natural gas costs(1)	309	170	615	346
Realized net losses on natural gas derivatives(2)	4	61	3	117
Unrealized net mark-to-market loss (gain) on natural gas derivatives	18	(211)	71	(190)
Depreciation and amortization	205	143	398	280
Total adjustments	536	163	1,087	553
Controllable cost of sales	$416	$444	$796	$841

Tons of product sold (000s)	5,046	4,557	9,791	8,608

Cost of sales per ton	$188.66	$133.20	$192.32	$161.94
Increase in cost of sales per ton	42%		19%
Controllable cost of sales per ton	$82.44	$97.43	$81.30	$97.70
Decrease in controllable cost of sales per ton	(15)%		(17)%
_______________________________________________________________________________

(1)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(2)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.